UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2014

THE LGL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-106	38-1799862
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2525 Shader Road, Orlando, FL		32804
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (407) 298-2000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

The information set forth in Item 5.02 regarding the change to Mr. Ferrantino’s compensation arrangements is incorporated into this Item 1.01 by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 11, 2014, Michael J. Ferrantino, Sr., was appointed Executive Chairman of the Board of Directors (the “Board”) and Chief Executive Officer of The LGL Group, Inc. (the “Company”).

Mr. Ferrantino, age 71, has served as Executive Vice Chairman of the Board of Directors of the Company and Executive Chairman of the Board of Directors of M-tron Industries, Inc. since October 2013, and the Company’s Interim Chief Executive Officer since May 2014.  Previously, Mr. Ferrantino was President and Chief Executive Officer of Valpey-Fisher Corporation, a provider of electronic components used in communications, medical, defense and aerospace, industrial and computer applications for OEMs and contract manufacturers worldwide, from September 2002 to November 2009, and President – Micro Networks Division of Integrated Circuit Systems, Inc., a supplier of precision timing devices for optical networking, wireless infrastructure and high end network servers using surface acoustic wave and RF technology, from January 2002 to September 2002.  Currently, Mr. Ferrantino serves as the Chairman of the Board of Directors for Spectra Analysis Instruments, Inc., a developer and manufacturer of next-generation molecular analysis instrumentation.

On June 11, 2014, in connection with his appointment as Executive Chairman of the Board of Directors and Chief Executive Officer of the Company, the Company replaced Mr. Ferrantino’s annual draw of $144,000, provided for in his Offer of Employment Letter with the Company dated September 25, 2013, with an annual base salary of $144,000, effective as of the date of Mr. Ferrantino’s appointment as the Company’s Interim Chief Executive Officer on May 21, 2014.  The Board also granted Mr. Ferrantino options to purchase 75,000 shares of the Company’s common stock at an exercise price of $4.90 per share (above the grant date closing price), which options expire on the fifth anniversary of the grant date and vest as follows: (i) 45,000 on the grant date; (ii) 15,000 on the second anniversary of the grant date; and (iii) 15,000 on the third anniversary of the grant date.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 11, 2014, the Board approved and adopted Amendment No. 1 to the Company’s By-laws (the “Bylaw Amendment”), which Bylaw Amendment became effective immediately upon its adoption by the Board.  The Bylaw Amendment provides, to the fullest extent permitted by law, (i) for the shifting of litigation expenses to an unsuccessful plaintiff in intra-corporate litigation who does not obtain a judgment on the merits that substantially achieves, in substance and amount, the full remedy sought and (ii) that a plaintiff in intra-corporate litigation is required to pay all of its own litigation expenses, and will not be entitled to recover such litigation expenses from the Company, regardless of whether the plaintiff is successful.

The foregoing description of the Bylaw Amendment is not complete and is qualified in its entirety by reference to the full text of the Bylaw Amendment, which is filed herewith as Exhibit 3.1 and incorporated herein by reference.

Item 8.01.	Other Events.

On June 17, 2014, the Company issued a press release announcing the appointment of Mr. Ferrantino as the Company’s Executive Chairman of the Board of Directors and Chief Executive Officer.  A copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description

3.1	Amendment No. 1 to By-laws.

99.1	Press Release dated June 17, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 17, 2014	THE LGL GROUP, INC.

	By:	/s/ R. LaDuane Clifton
		Name:	R. LaDuane Clifton
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amendment No. 1 to By-laws.

99.1	Press Release dated June 17, 2014.